UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: April 2, 2019 (Date of earliest event reported)

BIO-RAD LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.

Hercules, California 94547

(Address of principal executive offices, including zip code)

(510) 724-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Principal Financial Officer:

On April 2, 2019, Bio-Rad Laboratories, Inc. (the “Company”) announced the appointment by the Board of Directors of the Company of Ilan Daskal as the Company’s Executive Vice President and Chief Financial Officer (including as principal financial officer), effective April 6, 2019.

Mr. Daskal has over 25 years of experience in senior financial roles. Prior to joining the Company, Mr. Daskal, age 54, was the Chief Financial Officer of Lumileds, a global leader in advanced lighting technology, from May 2017 to January 2019. From 2015 through 2016, Mr. Daskal held multiple short-term Chief Financial Officer roles with private and public companies including Aricent Inc., a global design and engineering company, Cepheid, a molecular diagnostic company, and SunEdison Inc., a renewable energy company. Prior to that, from 2008 to 2015, Mr. Daskal was the Executive Vice President and Chief Financial Officer at International Rectifier Corporation, a leader in power management semi-conductor technology that was publicly traded until it was acquired by Infineon Technologies in 2015.

The Company and Mr. Daskal entered into an employment offer letter providing for, among other things, an annual base salary of $500,000 per year and a 2019 target cash bonus under the Company’s corporate incentive bonus plan of 65% of his eligible earnings, with this cash bonus to be pro-rated based on his time in the position. Within thirty days of his hire date, the Company’s Board will grant Mr. Daskal 3,500 restricted stock units and 3,500 non-qualified stock options.

If Mr. Daskal’s employment with the Company is terminated by the Company without good cause, he will be entitled to a lump sum payment equal to one-year of his then current annual base salary, provided that he first enters into a full release of all claims in favor of the Company, its affiliates and their respective officers, directors and employees in a form provided by the Company.

A copy of the employment offer letter entered into between the Company and Mr. Daskal is filed as an exhibit to this report as Exhibit 10.1.

There are no arrangements or understandings between Mr. Daskal and any person other than the Company pursuant to which he was appointed as Executive Vice President and Chief Financial Officer. There is no family relationship between Mr. Daskal and any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company. Mr. Daskal has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Daskal is furnished with this report as Exhibit 99.1.

Retirement of Christine A. Tsingos:

As the Company previously announced, Christine A. Tsingos notified the Company on January 2, 2019 of her plans to retire from her position as Executive Vice President and Chief Financial Officer. Ms. Tsingos and the Company have agreed that she will retire from her position as Executive Vice President and Chief Financial Officer effective April 5, 2019 but will continue to be employed by the Company until May 10, 2019 to assist with the transition of matters to Mr. Daskal, the Company’s new Executive Vice President and Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter between the Company and Ilan Daskal dated March 15, 2019

99.1	Press Release dated April 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date:	April 2, 2019	By:	/s/ Timothy S. Ernst
Timothy S. Ernst
Executive Vice President, General Counsel and Secretary